Exhibit 99.1

	Contacts:	Jay Brown, CFO
Fiona McKone, VP — Finance
Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3050
CROWN CASTLE INTERNATIONAL REPORTS
FOURTH QUARTER AND FULL YEAR 2009 RESULTS
January 27, 2010 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter and year ended December 31, 2009.
“Our excellent fourth quarter and full year results are only a small part of what Crown Castle accomplished during the last 12 months,” stated Ben Moreland, President and Chief Executive Officer. “We began the year with four clear goals: first, to refinance maturing debt obligations into a properly laddered structure without incurring equity dilution; second, to maximize leasing opportunities through superior execution for customers; third, to reduce risk through deleveraging; and fourth, to position Crown Castle to return to allocating investment capital in a way that maximizes long-term recurring cash flow per share. Through the tireless efforts of our employees, Crown Castle distinguished itself by achieving each of these goals and more in 2009. We are very pleased with these results and look forward to 2010.”
CONSOLIDATED FINANCIAL RESULTS
Total revenue for the fourth quarter of 2009 increased 13% to $443.5 million from $392.0 million in the same period in 2008. Site rental revenue for the fourth quarter of 2009 increased $47.6 million, or 13%, to $402.6 million from $355.0 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $43.3 million, or 18%, to $284.0 million in the fourth quarter of 2009 from $240.8 million in the same period in 2008. Adjusted EBITDA for the fourth quarter of 2009 increased $38.2 million, or 17%, to $263.6 million from $225.4 million in the same period in 2008.
Recurring cash flow, defined as Adjusted EBITDA less interest expense and sustaining capital expenditures increased 6% to $132.2 million for the fourth quarter of 2009, compared to $125.1 million in the fourth quarter of 2008. Weighted average common shares outstanding was 287.4 million for the fourth quarter of 2009, compared to 285.7 million for the same period in the prior year. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, was $0.46 in the fourth quarter of 2009, compared to $0.44 in the fourth quarter of 2008.

News Release continued:
Net income attributable to CCIC stockholders was $18.1 million for the fourth quarter of 2009, inclusive of $21.0 million of gains on interest rate swaps, compared to a net loss attributable to CCIC stockholders of $63.8 million for the same period in 2008. Net income attributable to CCIC stockholders after deduction of dividends on preferred stock was $12.9 million in the fourth quarter of 2009, compared to a net loss attributable to CCIC stockholders after deduction of dividends on preferred stock of $69.0 million for the same period in 2008. Net income attributable to CCIC common stockholders per common share was $0.04 for the fourth quarter of 2009, compared to a net loss attributable to CCIC common stockholders per common share of $0.24 in the fourth quarter 2008.
Site rental revenues for full year 2009 increased 10% to $1.543 billion, up $140.6 million from $1.403 billion for full year 2008. Site rental gross margin for full year 2009 increased 15% to $1.087 billion, up $140.2 million from $946.4 million for full year 2008. Adjusted EBITDA for full year 2009 increased $146.2 million, or 17%, to $1.013 billion, up from $867.1 million for full year 2008.
Recurring cash flow increased $53.4 million, or 11%, from $485.9 million for full year 2008 to $539.3 million for full year 2009. Recurring cash flow per share was $1.88 in full year 2009, compared to $1.72 for full year 2008.
Net loss attributable to CCIC stockholders was $114.3 million for full year 2009, inclusive of $93.0 million of losses on interest rate swaps and $91.1 million of losses on purchases and redemption of debt, compared to a net loss attributable to CCIC stockholders of $48.9 million for full year 2008. Net loss attributable to CCIC stockholders after deduction of dividends on preferred stock was $135.1 million for full year 2009, compared to a net loss attributable to CCIC stockholders after deduction of dividends on preferred stock of $69.7 million for full year 2008. Net loss attributable to CCIC common stockholders per common share was $0.47 for full year 2009, compared to a net loss attributable to CCIC common stockholders per common share of $0.25 for full year 2008.

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FINANCING AND INVESTING ACTIVITIES
“I am very pleased with our fourth quarter and full year results and the accomplishment of our previously stated refinancing goals to extend our debt maturities, spread the debt maturities over multiple years and maintain flexibility to invest our cash flow while achieving the lowest possible interest cost,” stated Jay Brown, Chief Financial Officer of Crown Castle. “I believe that the recently completed financing of $1.9 billion of notes by certain of our subsidiaries contributed to the achievement of all of these goals, extending the maturities to five, seven and ten years and achieving a weighted average interest rate of 5.75%. Since the fourth quarter of 2008, we have raised $5.2 billion of debt and reduced our pro forma net debt to Adjusted EBITDA ratio from 6.6 times to 5.7 times. Further, we extended the weighted average years to expected maturity for debt we refinanced from approximately eighteen months to nearly eight years. I believe the result of our successful refinancing activities is that we have reduced our balance sheet risk and are well-positioned to resume investing our cash flow in activities, such as share purchases, tower acquisitions and land purchases, that we believe will enhance long-term growth in recurring cash flow per share.”
During the fourth quarter of 2009, Crown Castle issued $500 million of 7.125% Senior Notes due 2019 and increased its revolving credit facility to $400 million while extending the maturity to September 30, 2013.
On January 15 2010, Crown Castle issued, at par, $1.9 billion of Senior Secured Tower Revenue Notes (“January 2010 Notes”) in three classes, C-2015, C-2017 and C-2020. The Class C-2015 notes consist of $300 million of notes having an interest rate of 4.5% and an expected life of five years with a final maturity date in January 2035. The Class C-2017 notes consist of $350 million of notes having an interest rate of 5.5% and an expected life of seven years with a final maturity date in January 2037. The Class C-2020 notes consist of $1.25 billion of notes having an interest rate of 6.1% and an expected life of ten years with a final maturity date in January 2040. The proceeds of these notes were used to repay in full the remaining $1.64 billion outstanding of the Senior Secured Tower Revenue Notes, Series 2005-1 (“June 2005 Notes”), which is net of the $261.0 million of such notes that Crown Castle purchased in the open market during 2009.
During the fourth quarter of 2009, Crown Castle purchased $59.1 million of the June 2005 Notes for $59.8 million. Since January 1, 2010, Crown Castle has purchased $461.3 million of its senior and senior secured notes. These purchases were comprised of $223.6 million face value of the Senior Secured Tower Revenue Notes, Series 2006-1 (“November 2006 Notes”) (purchased for $236.4 million), $199.6 million face value of the 7.75% Senior Secured Notes (purchased for $216.8 million), $33.1 million face value of the 9% Senior Notes (purchased for $35.9 million), and $5 million face value of the 2009-1, Class A-2 Notes (purchased for $5.3 million). After giving effect to these purchases, the following table presents the outstanding principal of the various debt issuances from which such purchases were made:

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(in millions)	Face Value	Remaining Principal
Issue	Repurchased	Outstanding
November 2006 Notes	$223.6	$1,326.4
7.75% Senior Secured Notes	$199.6	$1,000.4
9% Senior Notes	$33.1	$866.9
2009-1, 9% Class A-2 Notes	$5.0	$70.0
As of December 31, 2009, pro forma for the completion of the $1.9 billion January 2010 Notes offering, and after taking into account the aforementioned debt purchases in January 2010, Crown Castle has approximately $480 million in cash and cash equivalents (excluding restricted cash) and $400 million of availability under its revolving credit facility.
During the fourth quarter of 2009, Crown Castle invested approximately $62.2 million in capital expenditures. Capital expenditures were comprised of $12.6 million of sustaining capital expenditures and $49.6 million of revenue generating capital expenditures, of which $19.4 million was spent on land purchases, $27.0 million on existing sites and $3.2 million on the construction and acquisition of new sites.
In addition to the tables and information contained in this press release, Crown Castle will post supplemental information on its website at http://investor.crowncastle.com that will be discussed during its conference call tomorrow morning, Thursday January 28, 2010.

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OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).
The following Outlook table is based on current expectations and assumptions. The Outlook table includes the interest expense associated with the $1.9 billion January 2010 Notes and assumes a US dollar to Australian dollar exchange rate of 0.88 US dollars to 1.00 Australian dollar for first quarter 2010 and full year 2010 Outlook.
The Outlook for full year 2010 interest expense includes approximately $38 million related to the amortization of certain non-cash charges for forward-starting interest rate swaps, predominately interest rate swaps associated with the June 2005 Notes (“2005 Swaps”) that were entered into to hedge interest rate risk on the refinancing of the 2005 Notes. As described above, Crown Castle has issued $1.9 billion of 2010 Notes to refinance its 2005 Notes. The pricing of the 2010 Notes occurred on January 8, 2010. The 2005 Swaps had a fair value of $155.3 million upon cessation of hedge accounting for such swaps, which occurred primarily on January 8, 2010. The non-cash interest charge of $38 million, included in the 2010 Outlook, primarily represents the 2010 amortization portion of the fair value of the 2005 Swaps when hedge accounting ceased. The 2005 Swaps have not yet cash settled. The actual cash settlement amount for the 2005 Swaps will not be determined until the settlement date of the 2005 Swaps, which have a contractual settlement date of June 15, 2010. The non-cash interest charge related to the 2005 Swaps will not change regardless of the actual settlement amount of the 2005 Swaps. Further, any differential between the settlement value and the fair value on January 8, 2010 of the 2005 Swaps will be recorded to other income (expense) and will not impact interest expense.

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For the purposes of this Outlook, interest expense is based on debt outstanding as of January 27, 2010.
The following table sets forth Crown Castle’s current Outlook for the first quarter of 2010 and full year 2010:

(in millions, except per share amounts)	First Quarter 2010	Full Year 2010
Site rental revenues	$403 to $408	$1,645 to $1,665
Site rental cost of operations	$113 to $118	$460 to $480
Site rental gross margin	$287 to $292	$1,175 to $1,195
Adjusted EBITDA	$267 to $272	$1,095 to $1,115
Interest expense and amortization of deferred financing costs(a)(b)	$119 to $124	$476 to $486
Sustaining capital expenditures	$6 to $8	$27 to $32
Recurring cash flow	$137 to $142	$583 to $603
Net income (loss) after deduction of dividends on preferred stock	$(72) to $(42)	$(60) to $2
Net income (loss) per share(c)	$(0.25) to $(0.15)	$(0.21) to $0.01
(a)	Inclusive of $18 million and $70 million, respectively, of non-cash expense.

(b)
Approximately $9.5 million and $38 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, virtually all of which will not cash settle until some future date.

(c)	Represents net income (loss) per common share, based on 288.6 million shares outstanding as of December 31, 2009.

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CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, January 28, 2010, at 11:00 a.m. eastern time. The conference call may be accessed by dialing 480-629-9867 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet by logging onto the web at http://investor.crowncastle.com. Any supplemental materials for the call will be posted at the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1.00 p.m. eastern time on Thursday, January 28, 2010, through 11:59 p.m. eastern time on Friday, February 5, 2010, and may be accessed by dialing 303-590-3030 using access code 4200189. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates, and leases towers and other communication structures for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

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The components of interest expense and amortization of deferred financing costs are as follows:

	For the Three Months Ended
	December 31,	December 31,
(in millions)	2009	2008
Interest expense on debt obligations	$101.0	$82.1
Amortization of deferred financing costs	7.1	3.8
Amortization of discounts on long-term debt	3.6	—
Amortization of interest rate swaps	6.6	0.8
Amortization of purchase price adjustments on long-term debt	—	0.9
Other	0.5	0.5

	$118.8	$88.1

The components of interest expense and amortization of deferred financing costs are forecasted as follows:

	Q1 2010	Full Year 2010
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$103 to $106	$409 to $419
Amortization of deferred financing costs	$3 to $5	$13 to $18
Amortization of discounts on long-term debt	$3 to $4	$13 to $16
Amortization of interest rate swaps	$9 to $10	$35 to $40
Other	$0 to $1	$1 to $3

	$119 to $124	$476 to $486

Non-GAAP Financial Measures
This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.
Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, interest expense and amortization of deferred financing costs, gains (losses) on purchases and redemptions of debt, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest and other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense. Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)).
Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. We define sustaining capital expenditures as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or life of our revenue generating assets and include capitalized costs related to (i) maintenance activities on our towers, (ii) vehicles, (iii) information technology equipment, and (iv) office equipment. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).
Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies, including other companies in the tower sector. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:
Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters and years ended December 31, 2009 and 2008 are computed as follows:

	For the Three Months Ended		For Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(in millions, except per share amounts)	2009	2008	2009	2008
Net income (loss)	$18.7	$(63.8)	$(114.1)	$(48.9)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	4.7	7.7	19.2	16.9
Acquisition and integration costs	—	—	—	2.5
Depreciation, amortization and accretion	133.6	130.8	529.8	526.4
Interest expense and amortization of deferred financing costs	118.8	88.1	445.8	354.1
Impairment of available-for-sale securities	—	32.2	—	56.0
Gains (losses) on purchases and redemption of debt	1.0	—	91.1	—
Net gain (loss) on interest rate swaps	(21.0)	40.3	93.0	37.9
Interest and other income (expense)	0.3	(0.5)	(5.4)	(2.1)
Benefit (provision) for income taxes	1.8	(17.3)	(76.4)	(104.4)
Stock-based compensation charges	5.7	7.9	30.3	28.7

Adjusted EBITDA	$263.6	$225.4	$1,013.3	$867.1

Less: Interest expense and amortization of deferred financing costs	118.8	88.1	445.8	354.1
Less: Sustaining capital expenditures	12.6	12.2	28.2	27.1

Recurring cash flow	$132.2	$125.1	$539.3	$485.9

Weighted average common shares outstanding — Basic	287.4	285.7	286.6	282.0
Recurring cash flow per share	$0.46	$0.44	$1.88	$1.72

Adjusted EBITDA and recurring cash flow for the quarter ending March 31, 2010 and the year ending December 31, 2010 are forecasted as follows:

	Q1 2010	Full Year 2010
(in millions)	Outlook	Outlook
Net income (loss)(a)	$(67) to $(37)	$(39) to $23
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$2 to $5	$8 to $20
Gains (losses) on purchases and redemptions of debt	$53 to $63	$53 to $63
Depreciation, amortization and accretion	$130 to $135	$520 to $540
Interest and other income (expense)(a)	$(2) to $1	$(8) to $4
Interest expense and amortization of deferred financing costs(b)	$119 to $124	$476 to $486
Benefit (provision) for income taxes	$0 to $(3)	$15 to $(14)
Stock-based compensation charges	$7 to $9	$28 to $35

Adjusted EBITDA	$267 to $272	$1,095 to $1,115

Less: Interest expense and amortization of deferred financing costs(b)	$119 to $124	$476 to $486
Less: Sustaining capital expenditures	$6 to $8	$27 to $32

Recurring cash flow	$137 to $142	$583 to $603

(a)	Exclusive of gains (losses) on interest rate swaps.

(b)	Inclusive of approximately $18 million and $70 million, respectively, of non-cash expense.

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Other Calculations:
Sustaining capital expenditures for the quarters and years ended December 31, 2009 and December 31, 2008 is computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(in millions)	2009	2008	2009	2008

Capital Expenditures	$62.2	$108.0	$173.5	$450.7
Less: Revenue enhancing on existing sites	27.0	33.2	101.3	90.1
Less: Land purchases	19.4	36.8	25.4	201.2
Less: New site acquisition and construction	3.2	25.8	18.6	132.3

Sustaining capital expenditures	$12.6	$12.2	$28.2	$27.1

Site rental gross margin for the quarter ending March 31, 2010 and for the year ending December 31, 2010 is forecasted as follows:

	Q1 2010	Full Year 2010
(in millions)	Outlook	Outlook
Site rental revenue	$403 to $408	$1,645 to $1,665
Less: Site rental cost of operations	$113 to $118	$460 to $480

Site rental gross margin	$287 to $292	$1,175 to $1,195

Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) our investments of cash from cash flows and other sources, including the availability and type of investments and the impact and return on our investments, (ii) the impact of debt refinancing activities, including with respect to the reduction of risk, (iii) currency exchange rates, (iv) site rental revenues, (v) site rental cost of operations, (vi) site rental gross margin, (vii) Adjusted EBITDA, (viii) interest expense and amortization of deferred financing costs, (ix) capital expenditures, including sustaining capital expenditures, (x) recurring cash flow, including on a per share basis, (xi) net income (loss), including on a per share basis, and (xii) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:
•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness, which we will need to refinance or repay. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Our interest rate swaps are currently in a substantial liability position and will need to be cash settled within the next two years, which could adversely affect our financial condition.

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of, or network sharing among, any of our limited number of customers may materially decrease revenues.

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•	Consolidation among our customers may result in duplicate or overlapping parts of networks, which may result in a reduction of sites and have a negative effect on revenues and cash flows.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	A wireless communications industry slowdown may materially and adversely affect our business (including reducing demand for our towers and network services) and the business of our customers.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer leases.

•	New technologies may significantly reduce demand for our towers and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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CROWN CASTLE INTERNATIONAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(in thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$766,146	$155,219
Restricted cash	213,514	147,852
Receivables, net of allowance	44,431	37,621
Deferred income tax assets	76,089	28,331
Prepaid expenses, deferred site rental receivables and other current assets	95,853	116,145

Total current assets	1,196,033	485,168
Restricted cash	5,000	5,000
Property and equipment, net	4,895,983	5,060,126
Goodwill	1,984,804	1,983,950
Other intangible assets, net	2,405,422	2,551,332
Deferred site rental receivables, deferred financing costs and other assets, net of accumulated amortization and allowance	469,364	276,146

	$10,956,606	$10,361,722

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$197,139	$141,389
Deferred revenues	179,649	174,213
Interest rate swaps	160,121	52,539
Short-term debt, current maturities of debt and other obligations	217,196	466,217

Total current liabilities	754,105	834,358
Debt and other long-term obligations	6,361,954	5,635,972
Deferred income tax liability	74,117	40,446
Interest rate swaps	140,481	488,632
Other liabilities	374,210	331,723

Total liabilities	7,704,867	7,331,131
Redeemable preferred stock	315,654	314,726
CCIC Stockholders’ equity	2,936,241	2,715,865
Noncontrolling interest	(156)	—

Total equity	2,936,085	2,715,865

	$10,956,606	$10,361,722

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CROWN CASTLE INTERNATIONAL CORP.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
AND OTHER FINANCIAL DATA
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenues:
Site rental	$402,615	$355,019	$1,543,192	$1,402,559
Network services and other	40,929	37,003	142,215	123,945

Total net revenues	443,544	392,022	1,685,407	1,526,504

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	118,581	114,239	456,560	456,123
Network services and other	28,125	21,680	92,808	82,452

Total costs of operations	146,706	135,919	549,368	538,575

General and administrative	39,103	38,671	153,072	149,586
Asset write-down charges	4,778	7,689	19,237	16,888
Acquisition and integration costs	—	—	—	2,504
Depreciation, amortization and accretion	133,503	130,799	529,739	526,442

Operating income (loss)	119,454	78,944	433,991	292,509
Interest expense and amortization of deferred financing costs	(118,876)	(88,074)	(445,882)	(354,114)
Impairment of available-for-sale securities	—	(32,151)	—	(55,869)
Gains (losses) on purchases and redemptions of debt	(905)	42	(91,079)	42
Net gain (loss) on interest rate swaps	21,094	(40,292)	(92,966)	(37,888)
Interest and other income (expense)	(159)	432	5,413	2,101

Income (loss) before income taxes	20,608	(81,099)	(190,523)	(153,219)
Benefit (provision) for income taxes	(1,876)	17,282	76,400	104,361

Net income (loss)	18,732	(63,817)	(114,123)	(48,858)
Less: Net income (loss) attributable to the noncontrolling interest.	584	—	209	—

Net income (loss) attributable to CCIC stockholders	18,148	(63,817)	(114,332)	(48,858)
Dividends on preferred stock	(5,202)	(5,202)	(20,806)	(20,806)

Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$12,946	$(69,019)	$(135,138)	(69,664)

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$0.04	$(0.24)	$(0.47)	$(0.25)
Diluted	$0.04	$(0.24)	$(0.47)	$(0.25)

Weighted average common shares outstanding (in thousands):
Basic	287,421	285,686	286,622	282,007
Diluted	290,470	285,686	286,622	282,007

Adjusted EBITDA	$263,465	$225,385	$1,013,272	$867,110

Stock-based compensation expenses:
Site rental cost of operations	$267	$249	967	935
Network services and other cost of operations	314	281	1,207	870
General and administrative	5,149	7,423	28,131	26,962

Total	$5,730	$7,953	$30,305	$28,767

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CROWN CASTLE INTERNATIONAL CORP.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(in thousands)

	Twelve Months Ended
	December 30,
	2009	2008

Cash flows from operating activities:
Net income (loss)	$(114,123)	$(48,858)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	529,739	526,442
Gains (losses) on purchases and redemptions of long-term debt	91,079	(42)
Amortization of deferred financing costs and other non-cash interest	61,357	24,830
Stock-based compensation expense	29,225	25,896
Asset write-down charges	19,237	16,888
Deferred income tax (benefit) provision	(73,848)	(113,557)
Impairment of available-for-sale securities	—	55,869
Income (expense) from forward-starting interest rate swaps	90,302	34,111
Other adjustments, net	821	(1,745)
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	59,757	77,106
Decrease (increase) in assets	(122,290)	(83,939)

Net cash provided by (used for) operating activities	571,256	513,001

Cash flows from investing activities:
Proceeds from disposition of property and equipment	3,988	1,855
Payments for acquisitions (net of cash acquired) of businesses	(2,598)	(27,736)
Capital expenditures	(173,535)	(450,732)

Net cash provided by (used for) investing activities	(172,145)	(476,613)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,726,348	—
Proceeds from issuance of capital stock	45,049	8,444
Principal payments on long-term debt	(6,500)	(6,500)
Purchases and redemptions of long-term debt	(2,191,719)	(282)
Purchases of capital stock	(3,003)	(44,685)
Borrowings under revolving credit agreements	50,000	94,400
Payments under revolving credit agreements	(219,400)	—
Payments for financing costs	(67,760)	(1,527)
Payments for interest rate swaps settlements	(36,670)	—
Net decrease (increase) in restricted cash	(62,071)	17,745
Dividends on preferred stock	(19,878)	(19,878)

Net cash provided by (used for) financing activities	214,396	47,717

Effect of exchange rate changes on cash	(2,580)	(4,131)
Net increase (decrease) in cash and cash equivalents	610,927	79,974
Cash and cash equivalents at beginning of period	155,219	75,245

Cash and cash equivalents at end of period	$766,146	$155,219

Supplemental disclosure of cash flow information:
Interest paid	$331,681	$330,491
Income taxes paid	5,597	6,582

CCI FACT SHEET Q4 2008 to Q4 2009
dollars in millions

	Q4 ’08		Q4 ’09		% Change

CCUSA
Site Rental Revenues	$339.3		$381.1		12%
Ending Sites	22,489		22,365		-1%

CCAL
Site Rental Revenues	$15.8		$21.5		36%
Ending Sites	1,590		1,592		0%

TOTAL CCIC
Site Rental Revenues	$355.1		$402.6		13%
Ending Sites	24,079		23,957		-1%

Ending Cash and Cash Equivalents	$155.2	*	$766.1	*

Debt (1)
Bank Debt	$808.0		$632.1
Securitized Debt & Other	$5,299.5		$6,058.5

Total Debt	$6,107.5		$6,690.6

Net Leverage Ratios
Net Bank Debt + Bonds / EBITDA	6.6X		5.6X
Last Quarter Annualized Adjusted EBITDA	$901.5		$1,053.9

*	Excludes Restricted Cash

(1)	- Based on face values

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
(dollars in millions)

	Quarter Ended 3/31/09			Quarter Ended 6/30/09			Quarter Ended 9/30/09			Quarter Ended 12/31/09
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	350.7	$17.0	$367.7	$358.5	$17.9	$376.4	$376.3	$20.2	$396.5	$381.1	$21.5	$402.6
Services	33.5	1.8	35.3	32.1	1.3	33.4	31.2	1.4	32.6	37.8	3.1	40.9

Total Revenues	384.2	18.8	403.0	390.6	19.2	409.8	407.5	21.6	429.1	418.9	24.6	443.5

Operating Expenses
Site Rental	105.0	4.7	109.7	108.0	5.4	113.4	108.6	6.3	114.9	111.9	6.7	118.6
Services	21.0	1.1	22.1	19.9	1.1	21.0	20.7	0.9	21.6	26.8	1.3	28.1

Total Operating Expenses	126.0	5.8	131.8	127.9	6.5	134.4	129.3	7.2	136.5	138.7	8.0	146.7

General & Administrative	33.4	3.3	36.7	34.1	4.0	38.1	36.4	2.9	39.3	37.2	1.7	38.9

Add: Stock-Based Compensation	7.0	0.9	7.9	8.1	1.4	9.5	6.8	0.4	7.2	7.4	(1.7)	5.7

Adjusted EBITDA	$231.8	$10.6	$242.4	$236.7	$10.1	$246.8	$248.6	$11.9	$260.5	$250.4	$13.2	$263.6

	Quarter Ended 3/31/09			Quarter Ended 6/30/09			Quarter Ended 9/30/09			Quarter Ended 12/31/09
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	70%	72%	70%	70%	70%	70%	71%	69%	71%	71%	69%	71%
Services	37%	39%	37%	38%	15%	37%	34%	36%	34%	29%	58%	31%

Adjusted EBITDA Margin	60%	56%	60%	61%	53%	60%	61%	55%	61%	60%	54%	59%
Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
(dollars in millions)

	Quarter Ended
	3/31/2009	6/30/2009	9/30/2009	12/31/2009
Net income (loss)	$10.1	$(111.8)	$(31.1)	$18.7
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	4.1	7.3	3.1	4.7
Acquisition and integration costs	0.0	0.0	0.0	0.0
Depreciation, amortization and accretion	133.2	131.6	131.4	133.6
Gains (losses) on purchases and redemptions of debt	(13.4)	98.7	4.8	1.0
Interest and other income (expense)	0.2	(3.3)	(2.6)	0.3
Net gain (loss) on interest rate swaps	(3.8)	59.5	58.3	(21.0)
Interest expense, amortization of deferred financing costs	105.6	110.2	111.2	118.8
Impairment of available-for-sale securities	0.0	0.0	0.0	0.0
Benefit (provision) for income taxes	(1.5)	(54.9)	(21.8)	1.8
Stock-based compensation	7.9	9.5	7.2	5.7

Adjusted EBITDA	$242.4	$246.8	$260.5	$263.6